WHITESTONE REIT
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The declaration of trust (the “Declaration of Trust”) of Whitestone REIT, a Maryland real estate investment trust (the “Trust”), is hereby amended to change the designation of the Trust's Class B common shares of beneficial interest, $0.001 par value per share, to common shares of beneficial interest, $0.001 par value per share. All references in the Declaration of Trust to “Class B Common Shares” are hereby changed to “Common Shares.”

SECOND: The amendment to the Declaration of Trust as set forth above has been duly approved by at least a majority of the entire Board of Trustees of the Trust as required by law. The amendment set forth herein is made without action by the shareholders of the Trust, pursuant to Section 8-501(e)(2) of the Maryland REIT Law.

THIRD: There has been no increase in the authorized shares of beneficial interest of the Trust effected by the amendment to the Declaration of Trust as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 27th day of June, 2012.

ATTEST:	WHITESTONE REIT

By: __/s/ John J. Dee_______________	By: _/s/ James C. Mastandrea___________ (SEAL)
Name: John J. Dee	Name: James C. Mastandrea
Title: Secretary	Title: Chairman and Chief Executive Officer